                    ASSET PURCHASE AGREEMENT



     ASSET PURCHASE AGREEMENT, dated as of May 3, 1996 (this "Agreement"), between Walt Disney Animation Canada Inc., a corporation organized under the laws of the Province of Ontario ("Buyer") and Sanctuary Woods Multimedia Corporation, a corporation organized under the laws of the Province of British Columbia ("Seller").

                           RECITALS:

     1. Seller operates an interactive multimedia production studio in Victoria, B.C. (the "Victoria Studio"); and

     2. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller all of the assets referred to in Section
2.01 used in the business and operation of the Victoria Studio
(the "Business").


                           AGREEMENT


     NOW, THEREFORE, in consideration of the mutual agreements herein contained, and upon and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:


                           ARTICLE I

                          DEFINITIONS

     "Acquired Assets" has the meaning set forth in Section 2.01.

     "Affiliate" means a person that directly or indirectly controls, is controlled by, or is under common control with, a specified person.

     "Assumed Liabilities" has the meaning set forth in Section
2.02.

     "Business" has the meaning set forth in the Recitals.

     "Claims" has the meaning set forth in Section 7.01(a).

     "Closing" has the meaning set forth in Section 3.05.

     "Closing Date" has the meaning set forth in Section 3.05.

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     "Closing Date Payment" has the meaning set forth in Section
3.02(c).

     "Documentation" means all documentation, specifications, design notes and concepts, manuals and other material and information describing or relating to the Engine or used in association with the Engine.

     "Employees" has the meaning set forth in Section 5.01(i).

     "Encumbrance" means any claim, charge, lease, covenant, encumbrance, security interest, lien, option or pledge imposed by agreement, understanding, law, equity or otherwise.

     "Engine" means the copyright (and other relevant intellectual property rights) to that certain software development "engine" and all tools and Intellectual Property related thereto and all versions thereof in source code and object code with annotations and documentation, known as Seller's M4DS development environment and engine, including, but not limited to, the proprietary tools listed on Schedule 2.01(c).

     "Equipment" has the meaning set forth in Section 2.01(b).

     "Good Faith Efforts" has the meaning set forth in Section
6.01.

     "Governmental Authority" means any government or any agency, court, department or other instrumentality of any government, whether United States or Canadian, state, provincial or local.

     "Indemnified Party" has the meaning set forth in Section
7.01(d)(i).

     "Indemnifying Party" has the meaning set forth in Section
7.01(d)(i).

     "Initial Deposit" has the meaning set forth in Section
3.02(a).

     "Intellectual Property" shall mean all copyrights, trademarks, patents, design rights, industrial designs, inventions, trade secrets, secret processes, confidential or proprietary information, know-how, formulae, concepts, ideas, research or intellectual property of any nature whatsoever (whether similar or dissimilar to any items referred to herein), whether or not embodied in any physical medium of any nature whatsoever.

     "Landlord Consents" has the meaning set forth in Section
4.01(c).

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     "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental
Authority.

     "Leases" has the meaning set forth in Section 2.01(a).

     "Loss" means any action, cost, damage, expense, liability, or loss of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, fees and expenses incurred in the investigation and collection of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

     "Signing Payment" has the meaning set forth in Section
3.02(b).

     "Software" has the meaning set forth in Section 5.01(f).

     "Tax" means any United States, Canadian, state, province, county, local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, corporation capital tax, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Authority, including, without limitation, interest and penalties.

     "Tax Return" means a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes.

     "Termination Date" means May 15, 1996, as such date may be extended pursuant to Section 3.04 or otherwise by agreement between the parties.


                           ARTICLE II

                        ACQUIRED ASSETS


     2.01 Definition of Acquired Assets. The term "Acquired Assets" shall mean all of the rights, properties and assets of Seller of every type and character, tangible or intangible, known or unknown, located on the premises of the Victoria Studio and used in connection with the Business or relating thereto, whether owned, leased, licensed, held or used by Seller or its Affiliates. Acquired Assets shall not include accounts receivable, products created by the Victoria Studio prior to the Closing Date, product designs, works in progress or other items or Intellectual Property related to Seller's on-going business. Acquired Assets shall include all of the following assets:

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     (a)  Leases.  All right, title and interest of Seller in, to and under the leases identified on Schedule 2.01(a) (the
"Leases").

     (b) Equipment. All right, title and interest of Seller to the computer hardware, Software and Documentation therefor, telephone equipment, furniture, materials, supplies, and other equipment of Seller that is used in the Business, as identified on Schedule 2.01(b) (the "Equipment").

     (c) Engine. All right, title and interest of Seller to the Engine, including, without limitation, all Intellectual Property rights therein and all Documentation therefor, including, without limitation, as identified on Schedule 2.01(c), subject to the license back to Seller referred to in Section 4.02(d).

     (d) Permits. All transferable permits, licenses or franchises issued to Seller or any Affiliate thereof by any Governmental Authority in connection with or relating to the Business, as identified on Schedule 2.01(d).

     2.02 Liabilities Not Assumed. Except for the liabilities and obligations arising after the Closing Date under the Leases or arising from the operations of the Business after the Closing Date, (the "Assumed Liabilities"), Buyer shall not assume, shall not take the Acquired Assets subject to, and shall not be liable for any liabilities or obligations of any kind or nature of Seller or of any other person or entity incurred through the Closing Date, including, but not limited to any accrued or contingent liabilities to the Employees related to their employment by Seller.


                          ARTICLE III

                  PURCHASE AND SALE OF ASSETS


     3.01 Agreement to Purchase and Sell Assets. Subject to the terms and conditions hereof, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall acquire and purchase from Seller, all of Seller's right, title and interest in and to the Acquired Assets.

     3.02 Purchase Price. The total purchase price to be paid to Seller by Buyer for the Acquired Assets shall be U.S. $1,900,000 payable as follows:

     (a)  Initial Deposit.  Seller acknowledges receipt of U.S.
$100,000 from Buyer on April 19, 1996 (the "Initial Deposit").

     (b) Signing Payment. Seller shall receive a payment of U.S. $50,000 from Buyer by wire transfer on May 6, 1996 (the
"Signing Payment").

     (c) Closing Date Payment. The remaining U.S. $1,750,000 balance of the purchase price shall be paid by Buyer to Seller at the Closing (the "Closing Date Payment").

     3.03 Return of Initial Deposit and Signing Payment. If the Closing does not occur on or prior to the Termination Date, Seller shall promptly (but in no event later than 15 days after the Termination Date) return the Initial Deposit and Signing Payment to Buyer. Notwithstanding the foregoing, Seller shall be entitled to retain the Initial Deposit and the Signing Payment if the Closing does not occur on or prior to the Termination Date as a result of Buyer's breach of its obligations set forth in this Agreement, provided, that, Seller shall not be entitled to retain the Initial Deposit or the Signing Payment if Seller has breached its obligations set forth in this Agreement. If the Closing Date is extended by mutual agreement of the parties, the Initial Deposit and the Signing Payment shall continue to be considered as a part of the total purchase price and, at the Closing, Buyer shall only be obligated to make the Closing Date Payment.

     3.04 Extension of Termination Date. Buyer may, at its option, extend the Termination Date for up to four consecutive weekly periods. If such extension is necessitated by the Seller's breach of its obligations set forth in this Agreement or by the failure of the parties to fully resolve any matters revealed during Buyer's due diligence review, Buyer shall not be obligated to make any payment to Seller in connection with any such extension. If such extension is necessitated by Buyer's breach of its obligations set forth in this Agreement, Buyer shall pay Seller U.S. $50,000 for each week of such extension.
If the Closing does not occur by the Termination Date (as extended pursuant to this Section 3.04), Seller shall be entitled to retain any such extension option payments upon return of the Initial Deposit and Signing Payment to Buyer, if required pursuant to Section 3.03.

     3.05 Time and Place of Closing. The closing under this Agreement (the "Closing") shall take place at the offices of McCarthy Tetrault, Pacific Centre, 1300-777 Dunsmuir Street, Vancouver, B.C. V7Y 1K2, or such other place as the parties shall mutually agree on the first business day following the day on which the last to be fulfilled or waived of the conditions set forth in Article IV shall be fulfilled or waived in accordance herewith, or such other date as the parties hereto may agree upon in writing, which date, as the same may be so changed, is referred to herein as the "Closing Date".

     3.06 Documents to be Delivered to Buyer by Seller. Subject to the fulfillment of the conditions set forth in Section 4.01 hereof (or waiver thereof by Buyer), at the Closing Seller shall deliver to Buyer:

     (a) the Landlord Consent and such other bills of sale, transfer documents, assignments and other documents, in form and substance reasonably satisfactory to Buyer's counsel, as Buyer may request to effect the sale, assignment, conveyance and transfer to Buyer of all right, title and interest in and to the Acquired Assets; and

     (b) the certificates, consents and other documents referred to herein, in form and substance reasonably satisfactory to Buyer's counsel, required to be delivered to Buyer by Seller.

     3.07 Documents to be Delivered to Seller by Buyer. Subject to the fulfillment of the conditions of Section 4.02 hereof (or waiver thereof by Seller), at the Closing Buyer shall deliver to Seller the following:

     (a)  The Closing Date Payment; and

     (b) the certificates, consents and other documents referred to herein, in form and substance reasonably satisfactory to Seller's counsel, required to be delivered to Seller by Buyer.


                           ARTICLE IV

         CONDITIONS PRECEDENT TO OBLIGATIONS AT CLOSING


     4.01 Conditions to Obligations of Buyer. All the obligations of Buyer under this Agreement to be performed at the Closing are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived at the sole discretion of Buyer:

     (a) Representations and Warranties of Seller. Each representation and warranty of Seller contained in this Agreement shall be deemed to be made again at and as of the Closing Date and shall be true and accurate in all material respects as of the Closing Date, except to the extent that any such representation or warranty shall be incorrect because of changes occurring or arising after the date hereof which do not materially adversely affect the Acquired Assets.

     (b) Officer's Certificate. Buyer shall have received a certificate of an officer of Seller certifying that the representations and warranties of Seller made herein are true and correct as if made again at and as of the Closing Date, except to the extent that such representations and warranties shall be incorrect because of events or changes permitted by Section 4.01(a) above.

     (c)  Landlord Consents.   Buyer shall have received the
consents of the lessor (and the primary tenant where Seller is a subtenant) of the premises constituting Victoria Studio, without consideration therefor and without requiring any change in lease conditions, in the form attached hereto as Exhibit A, authorizing the assignment of the Leases to Buyer (the "Landlord Consents").

     (d) Other Consents. Buyer shall have obtained, to the extent necessary, consents or approvals of third parties or Governmental Authorities, including Investment Canada and other regulatory authorities and Buyer's board of directors.

     (e) No Material Adverse Change. There shall not have been any material adverse change in or affecting the Business or the Acquired Assets or Assumed Liabilities subsequent to the date hereof.

     (f)  Employment Agreements.  Each individual listed on
Schedule 4.01(f) shall have executed and delivered an employment agreement with Buyer in form and substance satisfactory to Buyer, in its sole discretion (the "Employment Agreements").

     (g) Due Diligence. Buyer shall not, in the course of its on-going business, legal and financial investigation, have discovered information that Buyer believes has or is likely to have a material adverse effect on the Business, the Acquired Assets or the Engine or that is inconsistent with information disclosed to Buyer prior to the date hereof.

     (h) Discharge of Liabilities. Seller shall have discharged or made sufficient arrangements to discharge concurrently with the Closing, all material liabilities and obligations to third parties related to the Business or the Acquired Assets, including, without limitation, all liabilities to or relating to the Employees and the liabilities referenced in Schedules 5.01(c) and (f). For purposes of this Section 4.01(h), "material" shall mean liabilities of $1,000, individually or in the aggregate.

     4.02 Conditions to Obligations of Seller. All obligations of Seller under this Agreement to be performed at the Closing are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any of which may be waived at the sole discretion of Seller:

     (a) Representations and Warranties of Buyer. Each representation and warranty of Buyer contained in this Agreement shall be deemed to be made again at and as of the Closing Date and shall be true and accurate in all material respects as of the

Closing Date, except to the extent that any such representation or warranty shall be incorrect as a result of actions which are permitted hereby and which do not adversely affect Buyer's ability to perform its obligations hereunder.

     (b) Officer's Certificate. Seller shall have received a certificate of an officer of Buyer certifying that the representations and warranties of Buyer made herein are true and correct as if made again at and as of the Closing Date except to the extent that such representations and warranties shall be incorrect because of events or changes permitted by Section 4.02
(a) above.

     (c) Other Consents. Seller shall have obtained, to the extent necessary, consents or approvals of third parties or Governmental Authorities, including its secured lenders, Employees, regulatory authorities and Seller's board of directors.

     (d) Engine License. Seller shall have received a non-exclusive, perpetual, royalty-free, fully-paid up license, in the form attached as Exhibit B, to use the Engine as it exists on the date of this Agreement and solely for the development of certain products that are currently under development by Seller, as specified in Exhibit B.

                           ARTICLE V

                 REPRESENTATIONS AND WARRANTIES


     5.01 Of Seller. Seller represents and warrants to Buyer as follows:

     (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, has full power to carry on its business as and where such business is now being conducted and to own and operate the properties and assets now owned or operated by it (including the Acquired Assets) and is duly qualified to do business where the conduct of its business or the ownership of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on Seller.

     (b) Corporate Authority. Seller has full corporate power and authority to execute and deliver this Agreement and perform all of its obligations hereunder. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all corporate action necessary on the part of Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate or conflict with the articles of incorporation or memorandum of Seller, (ii) subject to the consent of Seller's secured lenders, conflict with or result (with the lapse of time or giving of notice or both) in a breach, default, termination, acceleration or forfeiture under any provision of any obligation, note, agreement, instrument or other document to which Seller is a party or by which Seller is otherwise bound, or to which the Acquired Assets are subject, or (iii) violate any order, judgment, law, statute, rule or regulation applicable to Seller or the Acquired Assets, including, without limitation, applicable laws regarding bankruptcy and fraudulent conveyances. This Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

     (c) Litigation and Other Proceedings. Except as set forth on Schedule 5.01(c), there are no actions, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting the Acquired Assets at law or in equity or before any Governmental Authority. Seller is not subject to any continuing order, writ, injunction or decree of any Governmental Authority, applicable to it or to its business, assets (including the Acquired Assets), operations or employees.

     (d) Taxes. Except as set forth on Schedule 5.01(d), all Tax Returns of Seller relating to the Business for all periods prior to the date hereof required to be filed by Seller on or before the date hereof have been properly and timely filed (or extensions therefor have been obtained) and all payments reflected as owing on such returns required to be paid. Seller's GST registration number is R130426075.

     (e) Equipment. Schedule 2.01(b) sets forth a complete list of the Equipment as of the date hereof. All of the Equipment listed on Schedule 5.01(e)(I) is in full working order on the date hereof except for normal wear and tear. Substantially all of the other Equipment is in full working order on the date hereof except for normal wear and tear, provided, that, Seller agrees to indemnify Buyer to the extent that repair costs for such other Equipment which is not in full working order (excepting normal wear and tear and without a change of configuration) exceeds $10,000 in the aggregate, provided, further, that the indemnity contained in this sentence shall terminate on the date sixty days after the Closing Date. Except as set forth on Schedule 5.01(e)(II), Seller has good and marketable title to the Equipment, free and clear of any Encumbrances and has sole and exclusive rights to the use thereof. The Equipment is sufficient for the conduct of the Business as conducted by Seller immediately prior to the Closing
Date.   SELLER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF
MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE EQUIPMENT.

     (f)  Computer Programs and Software.  Except as set forth on
Schedule 5.01(f), all computer programs and software currently being used in the Business (the "Software") are owned by Seller or held under valid license agreements. Seller has not licensed anyone to use any of the Software and Seller does not know of any infringing use of the Software or claim of infringing use. The Software is sufficient for the conduct of the Business as conducted by Seller immediately prior to the Closing Date.
SELLER EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SOFTWARE.

     (g) Real Estate. Schedule 2.01(a) sets forth the leasehold interests in the premises that constitute the Victoria Studio (the "Leases"). Accurate and complete copies of the Leases have been delivered to Buyer prior to the date hereof. Subject to receipt of the Landlord Consents and to payment of rent through the Closing Date, the Leases are in full force and effect, Seller is not in default or breach under any Lease and no event has occurred which with the passage of time or the giving of notice or both would cause a material breach of or default under any Lease. To the best knowledge of Seller, there is no breach or anticipated breach of or default under any Lease by any other party to such Lease.

     (h)  Engine.

     Except as set forth on Schedule 5.01(h),

          (i) Seller does not have and has not registered or filed any application for registration in any jurisdiction for any trademarks, tradenames, service marks, copyrights or patents related to or used in connection with the Engine.

          (ii) Seller has the sole and exclusive ownership of, and has sole and exclusive right to use, all components of the Engine.

          (iii) Seller does not use the Engine or any component thereof by consent of any other person, and is not required to and does not make any payments of any nature whatsoever to others with respect thereto, and the Engine is fully transferable to Buyer, free and clear of any Encumbrances.

          (iv) All rights of any present or former director, employee, agent, consultant, shareholder or independent contractor of Seller or any Affiliate, with respect to the Engine have been assigned irrevocably and in full to Seller. No present or former director, employee, agent, consultant, shareholder or independent contractor of Seller owns any proprietary right, or other right or interest of any nature that relates to the Engine. Seller has not received, and

     Seller has no knowledge of, any claim of infringement of any person or entity relating to the Engine; and no proceeding has been instituted, is pending or, to the best knowledge of Seller, is threatened which challenges the rights of Seller with respect thereto and, to Seller's knowledge, there is no basis for any such proceeding.

          (v) Seller has not given and is not bound by any immunity-from-suit agreements or agreements of indemnification for patent, trade name, trademark or copyright infringement or misappropriation of trade secrets with respect to the Engine or any component thereof. Seller is not bound by any agreement concerning the use of any proprietary or confidential information relating to the Engine or any component thereof.

          (vi) No license or other rights in or to the Engine or any part thereof have been granted to or acquired by any other person; and except for the copy or copies of the source code and all tools related to the Engine delivered by Seller to Buyer on Closing, and the copy or copies of the source code and all tools related to the Engine retained by Seller subject to the license agreement entered into pursuant to Section 4.02(d), there are no other copies of the Engine, the source code or the tools related to the Engine in existence.

          (vii) The source code of the Engine and all applicable Documentation is a trade secret of Seller and there has been no disclosure of such source code or Documentation except to employees of Seller on a need-to-know basis for the purpose of performing duties in the course of their employment; the source code for the Engine contains a full and complete listing for the Engine delivered to Buyer, and the source code and Documentation for the Engine contains full notes and comments so that a programmer not familiar with the Engine can understand, use, modify and otherwise fully exploit the Engine.

          (viii) Except for the products identified on Exhibit B of the license agreement (attached as Exhibit B hereto), Seller has not developed any other software which is in whole or in part derived from the Engine; and the Engine embodies the most current software and technology of Seller in relation to development tools and utilities.

          (ix) The Engine does and will conform to and operate in accordance with the applicable Documentation; there are no known bugs, defects or other operating failures in the Engine, other than possible de minimis bugs, defects or other operating failures that, individually or in the aggregate, do not have any adverse effect on the use or operation of the Engine or otherwise do not impair the functionality of the Engine; the Engine does not and will not as of the Closing Date contain (i) any virus, trojan horse, worm or other software routine or component designed
     (1) to permit unauthorized access, or (2) to disable, erase, destroy, damage, alter or render meaningless, useless or ineffective or otherwise harm the Engine or any software developed using the Engine, or any other software, hardware or data, or (ii) any back door, time bomb, drop dead device, or other software routine or component designed (1) to disable a computer program automatically with the passage of time or under the positive control of a person, or (2) to obstruct, interrupt or interfere with the use or enjoyment of the Engine or any software developed using the Engine, or any other software, hardware or data.

          (x) No other software is required (other than commercially available off-the-shelf tools, tools included as part of the Engine or tools that can be written using any such off-the-shelf tools) in order to use, modify, or make improvements to, the Engine.

          (xi)  No significant portion of the Engine or
     Documentation has fallen into the public domain.

     (i) Employment Matters. Except as set forth on Schedule 5.01(i), Seller is not a party to any employee benefit plans or collective bargaining, employment or severance arrangements of any kind whatsoever, whether written or oral, with respect to the Business. Seller is not experiencing nor does it know of any current or contemplated union organization efforts or negotiations, or requests for negotiations, representation or collective bargaining contracts relating to the Business. Seller operates in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, safety, health, wages and hours, equal employment opportunity and employment discrimination, except where the failure to comply would not have a material adverse effect on the Business. Set forth on Schedule 5.01(i) hereto are the names and current annual salary rates of all persons employed by Seller in connection with the Business (the "Employees").

     (j) Compliance with Law. Seller has conducted the Business in accordance with all applicable laws and has not and, to Seller's best knowledge, the landlord under the Leases has not, generated, used, transported, treated, stored, released or disposed of, nor suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any hazardous substance in violation of any applicable Law in connection with the Business, except where the failure to comply would not have a material adverse effect on the Business. Seller has not made any payment to or conferred any benefit, directly or indirectly, on suppliers, customers, employees or agents of suppliers or customers, or officials or employees of any Governmental Authority which is or was unlawful.

     (k) No Material Adverse Change. Since April 30, 1996, Seller has not suffered any change, event or condition which, in any case or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the Business or the Acquired Assets.

     (l) Permits and Licenses. Schedule 5.01(l) contains a true and correct list of all material approvals, authorizations, consents, licenses, orders and permits of all Governmental Authorities required by the nature of the operations of the Business to permit the operation thereof in the manner in which it is currently conducted.

     5.02 Of Buyer. Buyer represents and warrants to Seller as follows:

     (a) Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, has full power to carry on its business as and where such business is now being conducted and to own and operate the properties and assets now owned or operated by it and is duly qualified to do business where the conduct of its business or the ownership of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on Buyer.

     (b) Corporate Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder; all corporate authorization necessary on the part of Buyer to authorize the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been obtained; the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate or conflict with the articles of incorporation or memorandum of Buyer, (ii) conflict with or result (with lapse of time or giving of notice or both) in a breach, default, termination, acceleration, or forfeiture under any provision of any obligation, note, agreement, instrument or other document to which Buyer is a party or by which Buyer is otherwise bound, or (iii) violate any order, judgment, statute, rule or regulation applicable to Buyer or to any of Buyer's assets; no consent or approval by, or filing with, any governmental authority, foreign or domestic, is required in connection herewith, other than those which have been obtained or made; and this Agreement is the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

                           ARTICLE VI

                    COVENANTS AND AGREEMENTS

     6.01 Good Faith Efforts. Buyer and Seller each agree to use their respective good faith efforts to complete the Closing by the Termination Date. Buyer agrees to use its good faith efforts to complete its due diligence review of the Acquired Assets seven days prior to the Termination Date and Seller agrees to use its good faith efforts to facilitate Buyer's due diligence investigation by such date. In addition, Buyer and Seller each agree to use their respective good faith efforts to resolve any matters revealed during such due diligence investigation by such date. The efforts of Buyer and Seller in this Section 6.01 are referred to as the "Good Faith Efforts."

     6.02 Employees. As of the Closing Date, Seller shall have terminated all of the Employees and shall remain responsible for all salary, accrued vacation and other liabilities owing to the Employees as may be required by applicable Laws. Any notice, severance or other obligations or liabilities imposed by any Governmental Authority in connection with such terminations shall be Seller's obligations. Seller shall take any and all action requested by Buyer (at Buyer's expense, or, at Buyer's request, assign the right to take any such action to Buyer) to enforce Seller's rights and benefits under any agreement with an Employee in existence prior to the Closing Date, including, without limitation, with respect to any such Employee's assignment to Seller of his or her inventions, improvements, new ideas, artwork, characters and copyright rights and any such Employee's obligation not to use, publish or disclose any proprietary or confidential information or trade secret of Seller as well as the ability to obtain injunctive relief in the event of any actual or threatened breach of any of the foregoing.

     6.03 Apportionments. Buyer and Seller agree to apportion rents, utility charges, real estate taxes, telephone and other on-going expenses and other payments based on the Closing Date and the end of the applicable period for which any such charge is applicable. Buyer agrees to pay Seller the amount of any security deposits under the Leases.

     6.04 Inspection and Access. Seller will at all times prior to the Closing Date at all reasonable business hours open the assets, books, accounting records, correspondence and files of Seller for full and unrestricted examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files and/or extracts therefrom. Seller will furnish to Buyer such additional financial and operating data and other available information regarding the Business as Buyer may reasonably request. Those books, records and files the possession of which is not being transferred to

Buyer pursuant to this Agreement which relate to the Acquired Assets shall be preserved and maintained by Seller for three years after the Closing and those books, records and files relating to the Acquired Assets the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of three years after the Closing. Each such party shall utilize its reasonable efforts to notify the other prior to destroying any of said books, records, and files. Each such party shall give to the other and its authorized representatives, during normal business hours, such access to such books and records retained by it as may be reasonably requested by the other party.

     6.05 Material Adverse Change. Seller will promptly notify Buyer of any event of which Seller obtains knowledge which has had or could reasonably be expected to have a material adverse effect on the Business which if known as of the date hereof would have been required to be disclosed to Buyer.

     6.06 Taxes. Buyer shall be liable for all GST taxes payable in connection with the purchase of the Acquired Assets pursuant to this Agreement and shall file appropriate forms to exempt Seller from liability from GST taxes to the extent permissible under Law. Seller shall be liable for all other Taxes related to the purchase and sale of the Acquired Assets, including, without limitation, any sales and use taxes payable in connection with the sales, conveyance, transfer and assignment hereunder of the Acquired Assets. Seller or Buyer, as the case may be, will remit to the appropriate tax authority all taxes due.

     6.07 Conduct of Business. Pending the Closing, Seller agrees that the Business will be operated in the ordinary and usual course in substantially the same manner as currently conducted.

     6.08 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

     6.09 Additional Documents. Buyer and Seller shall execute or cause to be executed such documents, in addition to those delivered at the Closing, as may be necessary to confirm in Buyer title to the Acquired Assets, to assign Leases, and to carry out the purposes and intent of this Agreement.

     6.10 Allocation. Buyer and Seller shall mutually agree upon a proposed allocation of the purchase price among the Acquired Assets in accordance with their fair market value, provided, that, the allocation to fixed assets shall not exceed the net book value for such assets as set forth on Schedule 2.01(b).
Both parties agree that they will not take any position on their respective income tax returns or any other document that is inconsistent with such allocation, and the parties shall duly prepare and timely file such reports and information as may be required to report such allocation.

     6.11 No Other Discussions. From the date hereof until the Termination Date, Seller and its Affiliates, employees, agents or representatives, either alone or together, (i) shall not initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to (other than to decline interest in) solicitations by third parties relating to any merger, sale or other disposition of the Business, the Acquired Assets, the Engine or a substantial portion thereof,
(ii) shall immediately notify Buyer if any third party attempts to initiate any such solicitation, discussion or negotiation with any of their affiliates, employees, agents or representatives, and (iii) shall not enter into any agreement respect thereto with any third party.


                          ARTICLE VII

                       GENERAL PROVISIONS


     7.01 Indemnification.

     (a)  Seller Indemnification.  Subject to Section 7.01(c) and
(d) below, Seller hereby agrees to indemnify and hold Buyer and its Affiliates harmless from, against and in respect of any and all liabilities, losses, costs, payments, damages, claims, obligations, expenses (including, without limitation, reasonable attorney's fees) (collectively, "Claims") resulting from or arising out of or in connection with (i) any failure by Seller to perform any of its agreements or obligations herein; (ii) any breach of any representation or warranty set forth in this Agreement; (iii) all liabilities which arise from the operation of the Business by Seller through the Closing Date; or (iv) the repair costs for the Equipment referenced in Section 5.01(e).

     (b)  Buyer Indemnification.  Subject to Section 7.01(c) and
(d) below, Buyer hereby agrees to indemnify and hold Seller, Stockholders and their Affiliates harmless from, against and respect of any Claims resulting from or arising out of or in connection with (i) any failure by Buyer to perform any of its agreements or obligations herein; (ii) any breach of any representation or warranty set forth in this Agreement; (iii) all liabilities which arise from the operation of the Business by Buyer after the Closing Date; or (iv) all claims related to any alleged infringement of Intellectual Property rights of any third party to the extent arising out of any modifications or changes to the Engine by or on behalf of Buyer after the Closing Date.

     (c) Liquidated Damages. If, prior to the Closing, (i) Buyer breaches its obligations to Seller under this Agreement and Seller is entitled to terminate this Agreement pursuant to
Section 7.03(b) or (ii) the conditions to Buyer's obligations set forth in Section 4.01 (other than Section 4.01(f)) have been performed by Seller (or Seller is in position to satisfy such conditions at the Closing) and Buyer decides not to complete the acquisition of the Acquired Assets, Buyer shall pay U.S. $150,000 to Seller as liquidated damages for such breach provided, that, Seller shall not be entitled to any liquidated damages payment under this Section 7.01(c) if Seller has also breached its obligations under this Agreement. Seller acknowledges and agrees that the liquidated damages provided for in this Section, together with the retention of the Initial Deposit and the Signing Payment, shall be the sole remedy for any breaches by Buyer under this Agreement that occur prior to the Closing.

     (d)  Indemnification Procedure.

          (i) Notice. Any party seeking indemnification (an "Indemnified Party") with respect to any Claim shall give notice thereof to the party required to provide indemnity hereunder (the "Indemnifying Party") within 15 business days after receipt by the Indemnified Party of notice of any demand, claim, or circumstances which could give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding, or investigation, which could give rise to a right to indemnification pursuant to this Section
     7.01. Notwithstanding the foregoing, (x) no Indemnified Party shall have any obligation to give any notice of any asserted liability by a third party unless such assertion is in writing, and (y) the rights of any Indemnified Party to be indemnified in respect of any Claim resulting from the asserted liability shall not be adversely affected by the Indemnified Party's failure to give or delay in giving notice unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

          (ii) Defense. If any claim, demand or liability is asserted by any third party against any Indemnified Party, the Indemnifying Party shall, upon the written request of the Indemnified Party, defend any action or proceeding brought against the Indemnified Party in respect of matters embraced by the indemnity. If, after a request to defend any action or proceeding, the Indemnifying Party neglects or refuses to defend the Indemnified Party after reasonable notice, the Indemnified Party shall use its best efforts to defend the suit or reach a reasonable settlement thereof. The Indemnified Party shall have the right to employ counsel in any such lawsuit or action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party agrees in writing to bear such fees and expenses, (y) the Indemnifying Party shall have been provided an opinion of counsel to the Indemnified Party to the effect that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action, or (z) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action. The parties shall cooperate in the defense of all third-party claims which may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party shall make available to the other party, any books, records or other documents within its control that are necessary or appropriate for such defense. The Indemnifying Party shall not be liable in the event of any settlement or compromise entered into by the Indemnified Party without its prior written consent, which consent shall not be unreasonably withheld.

     7.02 Brokers and Expenses. Except as to any payment that may be owed by Seller to Francois Robillard, Buyer and Seller represent to each other that no broker or other person is entitled to any fee or commission in connection with the negotiation or consummation of the transactions herein contemplated. Seller shall be solely responsible for any payments to Francois Robillard under this Section.

     7.03 Termination. This Agreement shall terminate if the Closing shall not occur for any reason whatsoever by the Termination Date or may be terminated by the mutual agreement of the parties hereto or:

     (a) by Buyer, if Seller materially breaches its obligations under this Agreement or if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement; or

     (b) by Seller, if Buyer materially breaches its obligations under this Agreement or if any event occurs which would render impossible the satisfaction of one or more conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement, provided, that, if Buyer elects to make the extension option payments provided for in Section 3.04, Seller may not terminate until the expiration of the extension option period.

     In the event that the Agreement shall terminate or be terminated pursuant to the foregoing, the parties hereto shall have no further liabilities or obligations hereunder except for
(a) the provisions of Section 7.02, 7.08 and 7.14, and (b) any breach of this Agreement which may have occurred prior to such termination (subject to Section 7.01(c)) or as otherwise expressly provided herein.

     7.04 Notices. All notices, requests, consents, demands, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first-class, postage prepaid, by registered or certified mail as follows:

     (a)  If to Buyer, to:

          Walt Disney Animation Canada Inc.
                      c/o  Disney Interactive, Inc.
          500 South Buena Vista Street
          Burbank, California  91521
          Attention:  Merritt David Farren
                      Vice President - Business and Legal Affairs

     (b)  If to Seller, to:

          Sanctuary Woods Multimedia Corporation
          1825 South Grant Street
          San Mateo, California  94402
          Attention:  Jeremy Salesin
                      Vice President, Business Affairs
                      and General Counsel

                      with a copy to:

                      Wilson, Sonsini, Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California  94304
          Attention:  Judith O'Brien

     7.05 Schedules and Exhibits; Entirety of Agreement. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, states the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, drafts and understandings with respect thereto.

     7.06 Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by the parties hereto.

     7.07 Survival of Representations and Warranties. All representations and warranties in this Agreement, or in any document delivered pursuant hereto, shall survive the Closing hereunder and shall be deemed to be material and relied upon, notwithstanding any investigation by any of the parties hereto for a period of three years from the date of Closing; provided, however, that all such representations and warranties shall survive for Claims which are asserted on or before the third anniversary date of the Closing hereunder.

     7.08 Confidentiality. For two years after the Closing Date, except as to the Engine, which obligation shall survive without limitation, all information delivered to Buyer or otherwise disclosed in writing as confidential by any party (or its representatives) before or after the date hereof, in connection with the transactions contemplated by this Agreement, to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such persons other than as contemplated by this Agreement, except to the extent that such information (i) was otherwise publicly available or known by the recipient when received, (ii) it is or hereafter becomes lawfully obtainable from third parties not related to the receiving party or its Affiliates, (iii) is necessary to disclose to a Governmental Authority having jurisdiction over either or both of the parties, (iv) is required by law or the applicable rules of any stock exchange to be disclosed or (v) to the extent such duty as to confidentiality is waived in writing by the other party. The prior confidentiality agreement between the parties dated March 7, 1996 is hereby terminated with the execution of this Agreement.

     7.09 Assignability. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties, provided, that, Buyer shall be entitled to assign this Agreement without Seller's consent to any Affiliate.

     7.10 Waiver. No waiver by any party of any condition or of any invalidity or breach of any term, covenant, representation or warranty contained in this Agreement shall be deemed or construed as a further or continuing waiver of such condition, term, covenant, representation or warranty.

     7.11 Counterparts. For the convenience of the parties any number of counterparts hereof may be executed and each such executed counterpart shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

     7.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term hereof, such provision shall be modified rather than voided, if possible, in order to achieve as perfectly as possible the intent of the parties hereto, and all other provisions of this Agreement shall remain valid and enforceable to their full extent.

     7.13 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     7.14 Expenses. The parties hereto shall pay their own costs and expenses, including all legal and accounting fees, relating to this Agreement, the negotiations relating thereto, any investigations or reviews made in connection therewith and the transactions contemplated hereby.

     7.15 Publicity. The parties hereto agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties, except as such release or announcement may be required by law or applicable regulations.

     7.16 Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


WALT DISNEY ANIMATION CANADA INC.


By:       /s/ Stephen Fields

   Name:  Stephen Fields
   Title: Senior Vice President,
          Edutainment and Multimedia



SANCTUARY WOODS MULTIMEDIA CORPORATION


By:        /s/ Charlotte Walker

   Name:   Charlotte Walker
   Title:  President and CEO